Exhibit 8.2

September 21, 2010

China Ming Yang Wind Power Group Limited

Jianye Road, Mingyang Industry Park

National Hi-Tech Industrial Development Zone

Zhongshan, Guangdong 528437

People’s Republic of China

We are qualified lawyers of the People’s Republic of China (the “PRC”, far the purpose of this letter, excluding the regions of Hong Kong SAR, Macao SAR and Taiwan region). We have acted as PRC legal counsel for China Ming Yang Wind Power Group Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed offer and sale by the Company of a number of American Depositary Shares (the “ADSs”), and the Company’s proposed list of the ADSs on the New York Stock Exchange (the “Listing”).

Far the purpose of the Listing, we have been requested to issue this letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to certain. PRC tax matters set forth in the Company’s registration statement on Farm F-1 (the “Registration Statement”), initially filed with the Securities. and Exchange Commission (the “SEC”) on May 18, 2010 under the U.S. Securities Act of 1933, as amended, including the prospectus that form a part of the Registration Statement (the “Prospectus”) under the caption “Taxation — People’s Republic of China Taxation”.

Our opinion is subject to the following qualifications:

(a)	This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(b)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c)	For the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Prospectus under the caption “Taxation — People’s Republic of China Taxation” are true and accurate based on the PRC Laws and that such statements constitute our opinion.

As the Company’s PRC counsel, King & Wood PRC Lawyers hereby agree to give consent for reference to our name in the sections of “Risk Factors”, “Enforceability of Civil Liabilities”, “Our Business”, “Taxation” and “Legal Matters” in the Prospectus.

Yours sincerely,

/s/ K&W PRC Lawyers
K&W PRC Lawyers